Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 10:45 1314 06/06/2014 FILED 10:41 1314 06/06/2014 SRV 140804868 - 5052798 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GREAT EAST ENERGY, INC.

Great East Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the corporation is Great East Energy, Inc. (hereinafter called the "Corporation")

SECOND: That by unanimous mitten consent of the Board of Directors of the Corporation, filed with the minutes of the Corporation, resolutions were duly adopted setting forth the proposed amendments of the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered I so that, as amended said Article I shall be and read as follows:

"The name of the corporation is GASE Energy, Inc. (hereinafter called the "Corporation")."

THIRD: That thereafter, pursuant to resolution of its Board of Directors, the stockholders of the Corporation took action by executing a written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware to approve such amendments. The holders of a majority of the outstanding stock entitled to consent thereto have granted written consent with respect to such stock in favor of said amendments and due notice has been given to those shareholders who have not consented in writing.

FOURTH: The amendment herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The amendment herein certified shall become effective on June 13, 2014.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer on the 4th day of June 2014.

Great East Energy, Inc.

By:	/s/ Timur Khromaev
Name:	Timur Khromaev
Title:	Chief Executive Officer